January 2014 Pricing Sheet dated January 17, 2014 relating to Preliminary Terms No. 83 dated January 10, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Contingent Income Securities due January 22, 2024

Based on the Performance of the S&P 500® Index
Principal at Risk Securities

PRICING TERMS – JANUARY 17, 2014
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,000,000
Contingent quarterly payment:

•   If, on any determination date, the index closing value or the final index value, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.115 (1.15% of the stated principal amount) per security on the related contingent payment date.

•   If, on any determination date, the index closing value or the final index value, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	April 17, 2014, July 17, 2014, October 17, 2014, January 20, 2015, April 17, 2015, July 17, 2015, October 19, 2015, January 19, 2016, April 18, 2016, July 18, 2016, October 17, 2016, January 17, 2017, April 17, 2017, July 17, 2017, October 17, 2017, January 17, 2018, April 17, 2018, July 17, 2018, October 17, 2018, January 17, 2019, April 17, 2019, July 17, 2019, October 17, 2019, January 17, 2020, April 17, 2020, July 17, 2020, October 19, 2020, January 19, 2021, April 19, 2021, July 19, 2021, October 18, 2021, January 18, 2022, April 18, 2022, July 18, 2022, October 17, 2022, January 17, 2023, April 17, 2023, July 17, 2023, October 17, 2023 and January 17, 2024 subject to postponement for non-trading days and certain market disruption events. We also refer to January 17, 2024 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	final index value / initial index value
Downside threshold level:	919.35, which is equal to 50% of the initial index value
Initial index value:	1,838.70, which was the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final determination date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	January 17, 2014
Original issue date (settlement date):	January 23, 2014
Maturity date:	January 22, 2024, subject to postponement in the event of for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-4-I
CUSIP/ISIN:	48127A260 / US48127A2603
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Final index value:	The index closing value of the underlying index on the final determination date
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.35	$9.65
Total	$3,000,000.00	$105,000.00	$2,895,000.00

(1) See “Additional Information about the Securities — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.

(2) JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.35 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-63 of the accompanying product supplement no. MS-4-I.

The estimated value of the securities on the pricing date as determined by JPMS was $9.297 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-4-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 83 dated January 10, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000095010314000205/dp43097_fwp-3p035.htm

Product supplement no. MS-4-I dated December 27, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.